Exhibit 8.1

                        [Wachtell, Lipton, Rosen & Katz]





                                 August 4, 2003





MountainBank Financial Corporation
201 Wren Drive
Hendersonville, North Carolina  28792

The South Financial Group, Inc.
102 Main Street South
Greenville, South Carolina  29601

Ladies and Gentlemen:

                  Reference  is made to the  Registration  Statement on Form S-4
(as amended through the date hereof, the "Registration Statement") of The South Financial Group, Inc., a South Carolina corporation ("TSFG"), relating to the proposed merger of MountainBank Financial Corporation, a North Carolina corporation ("MBFC"), with and into TSFG.

                  We have acted as counsel to MBFC in connection with the Registration Statement and have participated in the preparation of the discussion set forth in the section entitled "THE MERGER - Material Federal Income Tax Consequences" in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


                                      Very truly yours,

                                      /s/ Wachtell, Lipton, Rosen & Katz